Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-112641) pertaining to the TODCO Long-Term Incentive Plan, and

(2)	Registration Statement (Form S-8 No. 333-125309) pertaining to the TODCO 2005 Long-Term Incentive Plan;
of our report dated February 27, 2007, with respect to the consolidated financial statements of TODCO, our report dated February 27, 2007, with respect to TODCO management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of TODCO, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
ERNST & YOUNG LLP
Houston, Texas
February 27, 2007